Exhibit 99.1
[GRAPHIC OMITTED]  News                     Ball Corporation  10 Longs Peak Drive, Broomfield, Colorado 80021-2510

For Immediate Release                    http://www.ball.com
Investor Contact: Ann Scott              303.460.3537, ascott@ball.com
Media Contact: Scott McCarty             303.460.2103, smccarty@ball.com

                                                  Ball Reports First Quarter Earnings

         BROOMFIELD, Colo., April 24, 2003--Ball Corporation [NYSE:BLL] today reported first quarter earnings attributable to common shareholders of $31.5 million, or 55 cents per diluted share, on sales of $1.07 billion, compared to $27.5 million, or
48 cents per diluted share, on sales of $876 million in the first quarter of 2002.  The 2003 results include an after-tax charge of approximately $900,000 related to the previously announced closure of Ball's food can manufacturing plant in Blytheville, Ark.
         The first quarter of 2003 included full period results from Ball Packaging Europe, acquired in December 2002.  Sales and per share earnings were both records for a Ball first quarter, even though Ball Packaging Europe, the second largest manufacturer of beverage cans in Europe, was slightly dilutive in the quarter due to purchase accounting adjustments, business seasonality and the imposition of deposits on one-way packaging in Germany.  With the European addition, Ball now reports results for three segments instead of the previous two.  The former packaging segment has been divided into North American packaging and international packaging.  The aerospace and technologies segment remains the same.
         R. David Hoover, chairman, president and chief executive officer, said that very strong results from the aerospace and technologies segment contributed significantly to the improved results in 2003 over the first quarter of 2002.  Aerospace sales and operating earnings were both records for any quarter, Hoover said.
         "We had a challenging quarter for our packaging segments, as we knew we would, and we are pleased with the way our operations are meeting those challenges," Hoover said.  "Meanwhile our aerospace and technologies segment continued its strong performance."

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Ball Corp - 2

North American Packaging Segment

         Earnings in the North American packaging segment were $55.6 million, including the charge to close the Blytheville plant, compared to $55.3 million in the first quarter of 2002.  Sales were $711 million compared to $718 million a year ago.
         "Adverse winter weather in several regions of the country contributed to lower beverage can sales for us and the industry in the first three months of 2003, however, operating results were higher," Hoover said.  "Our food can sales and operating results were lower due to startup delays and costs associated with our new two-piece metal food can manufacturing line in Milwaukee and price/cost compression in the marketplace.  We continue to work on the line to get it to our operating standards and have had some of our new employees from our European acquisition in Milwaukee helping start up that line.  We anticipate steady improvement in its performance.  Sales of plastic bottles, primarily to the soft drink and water industries, increased over the same period in
2002, though the growth was less than anticipated due to the harsh winter weather in many areas."
         During the quarter Ball acquired Metal Packaging International (MPI), a producer of approximately two billion beverage can ends, for approximately $28 million and announced that it would consolidate MPI's volumes into existing Ball plants and close MPI's lone manufacturing facility.  Ball also announced the closure of the Blytheville plant, its smallest metal food can manufacturing facility.  The closure will occur in the second quarter.

International Packaging Segment

         The new international packaging reporting segment is made up of Ball Packaging Europe and Ball Asia-Pacific, Ltd.  For the
quarter, segment earnings were $14.3 million on sales of $229 million.
         International packaging segment results were hurt by the Jan. 1, 2003, imposition of a deposit on all one-way beverage packaging in Germany, where four of Ball Packaging Europe's 12 manufacturing plants are located.  The imposition of the deposit before an effective nationwide return system was in place resulted in a sharp decrease in sales of beverages in one-way packages in
Germany.  The situation is expected to improve once the return system is in place and operating.
         "The rest of Ball Packaging Europe had a good first quarter and we expect German results to improve once the deposit transition period is over," Hoover said.  "Sales in China were flat compared to a year ago while operating results were higher in the first quarter as we continue to see the benefits of the major restructuring we did to our operations there.  It is too early to determine what the consequences of the SARS outbreak will be on our China business, but thus far it appears to have been minimal."

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Ball Corp. - 3

Aerospace and Technologies Segment

         The aerospace and technologies segment had operating earnings of $16.1 million in the quarter on sales of $132 million, compared to $9.8 million on sales of $123 million in the first quarter a year ago.
         "Aerospace had a great first quarter, boosted in part by completion and milestone payments it received related to the Ice,
Cloud and Land Elevation Satellite (ICESat) spacecraft we provided for NASA's Goddard Space Flight Center," Hoover said.  "Also, we continue to see strong demand from the defense arena for the products and services we provide."
         ICESat commissioning was completed in February.  The primary role of ICESat is to quantify the growth or retreat of the ice sheets covering Antarctica and Greenland.  The mission is designed to answer questions concerning many related aspects of the
Earth's climate system, including global climate changes and changes in sea level.

Outlook

         Raymond J. Seabrook, senior vice president and chief financial officer, said interest expense increased from $17.4 million a year ago to $32 million in 2003, the result of borrowings to finance the approximately $920 million acquisition of Ball Packaging
Europe.
         "We are committed to deleveraging the balance sheet and continue to look for ways to increase free cash flow," Seabrook said.  "Our latest estimate of 2003 capital spending is $175 million, down from our earlier estimate of $200 million."
         Hoover said, "We anticipate greater seasonality in our results with the addition of Ball Packaging Europe.  We said in
January that we expected Ball Packaging Europe to be dilutive in the first quarter, and it was.  We expect it to be accretive beginning with the second quarter.  In Europe the demand for beverage cans is much higher in the second and third quarters than it is in the first and fourth.  While the same is true in North America, the seasonality is more pronounced in Europe.
         "Aerospace should have a record year in sales and earnings, though the sharp earnings spike we saw in the first quarter because of the ICESat payments isn't something that will be sustained," Hoover said.  "We do anticipate increased demand for some of our products due to the replenishment of various systems expended in Iraq.  As a result of that and other opportunities, we expect to see a large increase in our aerospace orders backlog by year-end.
         "Taken all together, we continue to expect 2003 earnings to exceed $3.60 per diluted share, with second half results being slightly greater than those of the first six months," Hoover said.

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Ball Corp. - 4

         Ball Corporation is one of the world's leading suppliers of metal and plastic packaging to the beverage and food industries.  The company also owns Ball Aerospace & Technologies Corp.  With the addition of Ball Packaging Europe, acquired in
December 2002, Ball expects to report 2003 sales of approximately $5 billion, of which approximately $4.5 billion will come from its two packaging segments and $500 million from its aerospace and technologies segment.

Conference Call Information
         Ball Corporation will hold a conference call to discuss this news release at 9 a.m. Mountain Daylight Time on Thursday,
April 24, 2003. The North American toll-free number for the call is 800-252-9521. International callers should dial 415-904-2490.
For those unable to listen to the live call, a taped rebroadcast will be available until midnight Mountain Time on May 1, 2003.
To access the rebroadcast, dial 800-633-8284 (domestic callers) or 402-977-9140 (international callers) and enter 21137204 as the reservation number.
         To listen to the call via Web cast, please use the following URL for the live call and for replay:
         http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BLL&script=1010&item_id=723689
         A written transcript of the call will also be posted within 48 hours of the call's conclusion to Ball's Web site at
www.ball.com in the investor relations section under "presentations."

Forward-Looking Statements
The information in this news release contains "forward-looking" statements. Actual results or outcomes may differ materially from those expressed or implied. As time passes, the relevance and accuracy of forward-looking statements contained in this release may change. The company currently does not intend to update any particular forward-looking statement except as it deems necessary at quarterly or annual release of earnings. Please refer to the Form 10-K filed by Ball Corporation on March 27, 2003, for a summary of key risk factors that could affect actual results or outcomes. Factors that might affect the packaging segments of the company are: fluctuation in consumer and customer demand; competitive packaging material availability, pricing and substitution; the weather; fruit, vegetable and fishing yields; company and industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; regulatory action or laws, including the German mandatory deposit or other restrictive packaging laws and environmental and workplace safety regulations; availability and cost of raw materials, energy and transportation; the ability or inability to pass on to customers changes in these costs, particularly resin, steel and aluminum;
pricing and ability or inability to sell scrap; and international business risks (including foreign exchange rates) particularly in the United States, Europe and in developing countries such as China and Brazil. Factors that may affect the aerospace segment are:
funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with aerospace segment contracts. Factors that could affect the company as a whole include those listed plus: successful and unsuccessful acquisitions, joint ventures or divestitures and the integration activities associated therewith including the integration and operation of the business of Schmalbach-Lubeca AG, now known as Ball Packaging Europe; the inability to purchase the company's common stock; regulatory action or laws including those related to corporate governance and financial reporting, regulations and standards; actual and estimated business consolidation and investment costs and the net realizable value of assets associated with these activities; goodwill impairment; changes in generally accepted accounting principles or their interpretation; litigation; antitrust, intellectual property, consumer and other issues; strikes; boycotts; increases in various employee benefits and labor costs, specifically pension, medical and health care costs incurred in the countries in which Ball has operations; rates of return projected and earned on assets of the company's defined benefit retirement plans; interest rates and level of company debt; terrorist activities, war or catastrophic events; and U.S. and foreign economic conditions.

11/03                                                # # #

Condensed Financials (1st quarter 2003)
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                                Unaudited Statement of Consolidated Earnings

                                                                         Three Months ended March
($ in millions, except per share amounts)                             2003                      2002
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Net sales                                                      $    1,070.9               $     875.9
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Costs and expenses
   Cost of sales (excluding depreciation and amortization)            889.5                     745.7
   Business consolidation costs                                         1.4                        -
   Depreciation and amortization                                       49.9                      35.7
   Selling and administrative                                          53.2                      37.3
                                                              ---------------------      --------------------
                                                                      994.0                     818.7
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Earnings before interest and taxes                                     76.9                      57.2
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   Interest expense                                                   (32.0)                    (17.4)
   Provision for taxes                                                (15.7)                    (13.9)
   Minority interest                                                   (0.3)                     (0.2)
   Equity in net results of affiliates                                  2.6                       1.8
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Net earnings                                                   $       31.5               $      27.5
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Earnings per share:
   Basic                                                       $        0.56              $       0.49
   Diluted                                                     $        0.55              $       0.48

Weighted average shares outstanding (000's):
   Basic                                                              56,163                    56,552
   Diluted                                                            57,425                    57,745
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Information by segment -
Sales-
     North American Packaging-
        Metal beverage                                         $      502.0               $     505.7
        Metal food                                                    121.8                     131.3
        Plastic containers                                             87.0                      81.0
                                                              ---------------------      --------------------
             Total North American Packaging                           710.8                     718.0

     International Packaging-
        Europe metal beverage                                         195.1                        -
       Asia metal beverage and plastic containers                      33.5                      35.3
                                                              ---------------------      --------------------
             Total International Packaging                            228.6                      35.3

     Aerospace and technologies                                       131.5                     122.6
                                                              ---------------------      --------------------
          Net sales                                            $    1,070.9               $     875.9
                                                              =====================      ====================

Earnings before interest and taxes-
     North American Packaging                                  $       55.6               $      55.3
     International Packaging                                           14.3                       0.5
     Aerospace and technologies                                        16.1                       9.8
                                                              ---------------------      --------------------
     Segment earnings before interest and taxes                        86.0                      65.6
     Undistributed corporate costs                                     (9.1)                     (8.4)
                                                              ---------------------      --------------------
          Earnings before interest and taxes                   $       76.9               $      57.2
                                                              =====================      ====================
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Condensed Financials (1st quarter 2003)
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                               Unaudited Statement of Consolidated Cash Flows

($ in millions)                                                          Three Months ended March
                                                                      2003                      2002
                                                              ---------------------     ---------------------
Cash Flows From Operating Activities:
   Net earnings                                                $       31.5              $       27.5
   Depreciation and amortization                                       49.9                      35.7
   Change in working capital                                         (251.0)                   (115.3)
   Withholding tax payment related to acquisition                    (138.3)                       -
   Other                                                                3.4                       2.1
                                                              ---------------------     ---------------------
     Cash used in operating activities                               (304.5)                    (50.0)

Cash Flows From Investing Activities:
   Additions to property, plant and equipment                         (30.3)                    (30.0)
   Business acquisitions                                              (28.0)                       -
   Other                                                               (5.6)                     (9.1)
                                                              ---------------------     ---------------------
     Cash used in investing activities                                (63.9)                    (39.1)

Cash Flows From Financing Activities:
   Net change in borrowings                                           162.1                      76.1
   Dividends                                                           (4.9)                     (5.1)
   Issue (purchase) of common stock, net                                6.2                     (43.1)
   Other                                                               (1.2)                       -
                                                              ---------------------     ---------------------
     Net cash provided by financing activities                        162.2                      27.9

   Effect of exchange rate changes on cash                              1.1                        -

Decrease in cash                                                     (205.1)                    (61.2)
Cash-beginning of period                                              259.2                      83.1
                                                              ---------------------     ---------------------
Cash-end of period                                             $       54.1              $       21.9
                                                              =====================     =====================
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                                   Unaudited Consolidated Balance Sheets

   ($ in millions)                                                  March 30,                 March 31,
                                                                      2003                      2002
                                                              ---------------------     ---------------------
Current assets
   Cash and cash equivalents                                   $       54.1              $       21.9
   Receivables, net                                                   452.0                     251.1
   Inventories, net                                                   640.7                     506.3
   Deferred taxes and prepaid expenses                                 58.8                      81.8
                                                              ---------------------     ---------------------
          Total current assets                                      1,205.6                     861.1
Property, plant and equipment, net                                  1,433.0                     905.9
Goodwill                                                            1,189.8                     348.9
Other assets                                                          332.0                     275.1
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  Total assets                                                 $    4,160.4              $    2,391.0
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Current liabilities
   Short-term debt and current portion of term debt            $      143.9              $      127.9
   Payables and accrued liabilities                                   723.3                     471.0
                                                              ---------------------     ---------------------
          Total current liabilities                                   867.2                     598.9
Long-term debt                                                      2,005.8                   1,010.4
Other liabilities and minority interests                              742.6                     289.6
Shareholders' equity                                                  544.8                     492.1
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  Total liabilities and shareholders' equity                   $    4,160.4              $    2,391.0
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